Exhibit (h)(3)

AMENDMENT TO ADMINISTRATION AGREEMENT

This Amendment (the “Amendment”) is entered into as of January 8, 2024 and effective as of July 1, 2024 (the “Effective Date”) amending the Administration Agreement dated September 3, 2013 (as amended, amended and restated, modified or supplemented, the “Agreement”) by and between State Street Bank and Trust Company (the “Administrator”) and Renaissance Capital Greenwich Funds (the “Trust”).

WHEREAS, the Trust and the Administrator are parties to the Agreement pursuant to which the Administrator provides certain administrative services to the Trust; and

WHEREAS, the Trust and the Administrator wish to amend the Agreement to update Schedule B1 (Fund Administration Treasury Services) to the Agreement as more fully set forth herein.

NOW, THEREFORE, in further consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Trust and the Administrator agree as follows:

1.	Effective as of the Effective Date, paragraph a. to Schedule B1 to the Agreement is hereby deleted in its entirety and replaced with the following language:

“a. Prepare for the review by designated officer(s) of the Trust financial information regarding the Fund(s) that will be included in the Trust’s semi-annual and annual shareholder reports, Tailored Shareholder Reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures, where applicable;”

2.	Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

3.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

4.	This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Amendment. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

5.	This Amendment shall be governed by, and construed in accordance with, the choice of law set forth in the Agreement (excluding the law thereof which requires the application of or reference to the law of any other jurisdiction).

Information Classification: Limited Access

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative.

RENAISSANCE CAPITAL GREENWICH FUNDS

By:	/s/ Karen Strube
Name:	Karen Strube
Title:	Chief Compliance Officer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Scott Shirrell
Name:	Scott Shirrell
Title:	Managing Director

Information Classification: Limited Access